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                                                                                                                   EXHIBIT 11
                                                                                                                   ----------

                                                        HERMAN MILLER, INC.
                                                        -------------------
                                             COMPUTATIONS OF EARNINGS PER COMMON SHARE
                                             -----------------------------------------
                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                           --------------------------------------------
                                                            (UNAUDITED)


                                                                  Three Months Ended             Nine Months Ended
                                                                  ------------------             ------------------
                                                              Feb. 26,       Feb. 27,        Feb. 26,        Feb. 27,
                                                                1994           1993            1994            1993
                                                              --------       --------        --------        --------
NET INCOME APPLICABLE
    TO COMMON SHARES                                         $  11,181      $   7,237       $   29,838     $    13,204
                                                              --------      ---------        ---------       ---------
                                                              --------      ---------        ---------       ---------

Weighted Average Common
    Shares Outstanding                                      25,158,820     24,791,099       25,179,665      24,967,961

Net Common Shares
    Issuable Upon Exercise
    of Certain Stock Options                                   216,990         19,675          183,279           9,722
                                                             ---------      ---------        ---------      ----------

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING AS ADJUSTED                                 25,375,810     24,810,744       25,362,944      24,977,683
                                                           -----------     ----------       ----------      ----------
                                                           -----------     ----------       ----------      ----------

EARNINGS PER SHARE                                          $      .44    $       .29      $      1.18     $       .53
                                                             ---------     ----------       ----------     -----------
                                                             ---------     ----------       ----------     -----------
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